CONYERS, DILL & PEARMAN
                             Barristers & Attorneys
                                 [LETTER HEAD]




                                 16th May, 1996



Securities and Exchange Commission,
450 - 5th Street, N.W.,
Judiciary Plaza
Washington Plaza
Washington, D.C. 20549
U.S.A.

         -and

Mutual Risk management Ltd.
44 Church Street
Hamilton
Bermuda

Dear Sirs:

                  Re:  Mutual Risk Management Ltd.
                       ---------------------------

     We have acted as Bermuda counsel for Mutual Risk Management Ltd. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933 of the United States relating to the registration of 500,000 shares of common stock ($0.01 par value each) ("Common Shares") to be issued by the Company pursuant to its Long Term Incentive Plan (as that term is defined in the Registration Statement).

     For the purposes of this opinion, we have examined the following:

     (1) The Memorandum of Association, the Certificate of Incorporation and the Bye-laws of the company.

     (2) The Minute Book of the Company containing minutes of the meetings of the Board of Directors and Shareholders of the company.

     (3) A copy of the Registration Statement.


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     (4) such  documents of public  record in Bermuda and such other  documents, instruments and certificates as we have considered necessary.

     We have also made such enquiries of the management of the Company as we have deemed necessary and in response thereto have received certain representations as to factual matters relating to the business of the Company upon which we have relied. Nothing in any of the documents which we have examined would indicate to us that any of the representations made to us by the management of the Company is untrue or misleading in any material respect.

     The opinions expressed herein are confined to and given on the basis of the laws of Bermuda in force at the date hereof as currently applied by the Courts of Bermuda and we have made no investigation of, nor do we express any opinion on, the laws of any jurisdiction other than Bermuda.

     Based upon the documents which we have examined and subject to the reservation set forth below and to any factual matters not disclosed to us, it is our opinion that:

     1. The Company was incorporated in Bermuda on 5th September, 1977 as a Bermuda exempted company limited by shares, is validly existing and is in compliance with the laws of Bermuda.

     2. The 500,000 Common Shares to be issued by the Company pursuant to the terms and conditions of the Company's Long Term Incentive Plan will, when issued in accordance with the said Plan, be legally issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     Our reservation with respect to the foregoing opinions is as follows:

     "Non-assessability" is not a legal concept under Bermuda law, but when we described shares are being "non-assessable" (see paragraph 2 above) we mean with respect to the shareholders of a company, in relation to fully paid shares of a company and subject to any contrary provision in any agreement in writing between that company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholder shall not be liable to contribute any further share capital or otherwise pay additional money to such company by virtue only of being a shareholder in such company.

     This opinion is to be governed by and construed in accordance with Bermuda law.

     In addition to the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration State and the statements in the Registration Statement under the captions "Enforcement of Civil Liabilities" and "Legal Matters" have been reviewed by this Firm and insofar as such statement constitute a summary of the legal matters, documents or proceedings referred to therein, fairly present to information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein.


                                            Yours faithfully,



                                            /s/CONYERS, DILL & PEARMAN
                                            --------------------------


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